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                                                                  EXHIBIT 8.1



                 [WACHTELL, LIPTON, ROSEN & KATZ LETTERHEAD]




                                 May 20, 1994


Continental Bank Corporation
231 South LaSalle Street
Chicago, Illinois 60697

Ladies/Gentlemen:

          We have acted as special counsel to Continental Bank Corporation, a Delaware corporation ("Continental"), in connection with the proposed merger (the "Merger") of Continental with and into BankAmerica Corporation, a Delaware corporation ("BAC"), upon the terms and conditions set forth in the Restated Agreement and Plan of Merger dated as of January 27, 1994 by and between Continental and BAC (the "Agreement"). At your request, we are rendering our opinion concerning the material federal income tax consequences of the Merger.

          For purposes of the opinion set forth below, we have relied, with the consent of BAC and the consent of Continental, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of BAC and Continental (copies of which are attached hereto and which are incorporated herein by reference), and have assumed that






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Continental Bank Corporation
May 20, 1994
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such certificates will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Registration Statement on Form S-4 (the "Registration Statement") and the Proxy Statement-Prospectus (the "Proxy Statement") filed with the Securities and Exchange Commission on May 17, 1994 in connection with the Merger, as amended through the date hereof. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the appendices thereto (including the Agreement).

        We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement and that the Merger will qualify as a statutory merger under the applicable laws of the State of Delaware.

        Based upon and subject to the foregoing, it is our opinion that, under currently applicable law, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that BAC and Continental will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and that, accordingly, the following will be the material federal income tax consequences of the Merger:

        (1) No gain or loss will be recognized by the shareholders of Continental on the exchange of their shares of Continental
              Common Stock and Continental Prefered Stock solely for shares of BAC Common Stock and BAC Mirror Preferred Stock pursuant to the terms of the Merger to the extent of such exchange. A Continental shareholder who receives cash in exchange for all his shares of Continental Common Stock and who owns no Continental Preferred Stock should recognize a gain or loss equal to the difference between the cash received and the shareholder's adjusted tax basis in the Continental Common Stock surrendered in the transaction. A Continental shareholder who receives cash and BAC Common Stock and/or BAC Mirror Preferred Stock in exchange for his Continental Common Stock and/or Continental Preferred Stock will recognize gain (but not loss) equal to the lesser of (x) the amount by which the sum of the fair market value of the BAC Common Stock and cash received exceeds his tax basis in the Continental Common Stock exchange

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Continental Bank Corporation
May 20, 1994
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               therefore, and (y) the cash received. This gain may be taxed as dividend income pursuant to Section 356 of the Code.

        (ii) The federal income tax basis of the shares of BAC Common Stock and BAC Mirror Preferred Stock for which shares of Continental Common Stock and Continental Preferred Stock are exchanged pursuant to the Merger will be the same as the basis of such shares of Continental Common Stock and Continental Preferred Stock exchanged therefor, increased by any gain recognized in the transaction and decreased by any cash received.

        (iii) The holding period for shares of BAC Common Stock and BAC Mirror Preferred Stock for which shares of Continental Common Stock and Continental Preferred Stock are exchanged will include the period that such shares of Continental Common Stock and Continental Preferred Stock were held by the holder, provided such shares were a capital asset of the holder.

        (iv) The receipt of cash in lieu of fractional shares of BAC Common Stock by a Continental shareholder will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by BAC.

        This opinion may not be applicable to Continental shareholders who received their Continental Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement on Form S-4 in respect of the shares of BAC Common Stock and BAC Mirror Preferred Stock to be issued in connection with the Merger, and to the reference to this opinion under the caption "Certain Federal Income Tax Consequences" and elsewhere in the Proxy Statement included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                         Very truly yours,

                                         /s/ Wachtell, Lipton, Rosen & Katz